Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



         We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 of our report dated May 12, 2003, except for the fourth paragraph of Note 8(a) as to which the date is June 13, 2003 and except for the effects of discontinued operations described in Note 4 as to which the date is April 22, 2005, relating to the financial statements and financial statement schedule, which appears in the Annual Report on Form 10-/A of ATC Healthcare, Inc. for its fiscal year ended February 28, 2003 as filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



                                                     PricewaterhouseCoopers LLP
Melville, New York
September 26, 2005